Exhibit 99.1
Investor Relations
+1 (937) 222-2610
ROBBINS & MYERS REPORTS
SECOND QUARTER FISCAL 2007 RESULTS
Strong Orders Create Record Backlog Exceeding $200 Million
DAYTON, OHIO, April 3, 2007...Robbins & Myers, Inc. (NYSE:RBN) today announced financial results for its second quarter of fiscal 2007 ended February 28, 2007. The Company reported second quarter diluted net earnings per share of $0.46 versus $0.08 in the prior year second quarter. The Company attributed the significant increase in earnings to strong sales growth and improvements in its cost structure.
The Company reported second quarter 2007 sales of $162 million, $13 million higher than in the second quarter of 2006. Reported second quarter 2007 orders of $183 million were $16 million higher than in the prior year. Excluding 2006 sales and orders from divested product lines, sales increased $23 million or 17%, and orders increased $28 million or 18%. The Company divested certain product lines from its Romaco business group in March 2006.
“We are steadily transforming our Company into a customer-driven organization, more effectively serving our markets with superior products and application engineering support,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “At the same time, conditions are favorable across many of our end markets. The combined effect is our impressive year-over-year increase in second quarter orders and a record backlog of $203 million at the end of the quarter.”
The Company also reported that earnings before interest, taxes and minority interest (EBIT) more than doubled from the comparable prior year period to $16 million in the second quarter of 2007, and EBIT margins increased from 5.0% to 9.7%. Excluding special items in both the current and prior periods, EBIT margins increased 560 basis points over the prior year to 10.9%. The improvement in EBIT margins before special items was driven principally by higher sales volume and savings from completed restructuring programs.
Mr. Wallace added, “Our improving operating capabilities are demonstrated by our strong second quarter performance, which included year-over-year increases in profitability in each of our businesses, as well as an 86% year-over-year increase in EBITDA adjusted for special items. During the second quarter we also largely completed the restructuring of our Romaco business and expect further improvements in profitability. With net debt of only $68 million, trailing twelve month adjusted EBITDA of $81 million, and a $150 million undrawn revolving credit facility, Robbins & Myers has the financial capacity to execute its full growth strategy.”
On the strength of its backlog and continued favorable outlook for the remainder of the fiscal year, the Company increased its fiscal 2007 diluted net earnings per share guidance from $2.10–$2.30 to $2.20–$2.40. Third quarter diluted earnings per share are expected to be in the range of $0.52–$0.62.

Second Quarter Results by Segment
All comparisons are made against the comparable year-ago period unless otherwise stated.
The Fluid Management segment achieved $68.2 million of sales in the second quarter of 2007, 18% higher than in the prior year period. Orders increased 25% to $79.9 million due primarily to favorable energy and industrial market conditions. As a result of increased sales and better utilization of facilities, EBIT grew 32% to $17.2 million in the second quarter, and EBIT margins improved 320 basis points to 25.2%.
Process Solutions segment second quarter sales increased 17% to $63.0 million, and orders expanded 14% to $69.8 million as a result of strength in global chemical and pharmaceutical markets, as well as success with new products for bio-fuels applications. Second quarter 2007 EBIT more than tripled to $4.6 million. The prior year second quarter included restructuring costs of $2.2 million and a $1.8 million gain from the sale of property in China. Adjusting for these special items, EBIT margins of 7.3% in the second quarter of 2007 represent a year-over-year improvement of 660 basis points, which resulted from increased sales and the benefits of restructuring programs completed in the prior year.
Romaco segment second quarter fiscal 2007 sales of $31.3 million and orders of $33.4 million are lower than in the prior year quarter due to the sale of two profitable product lines on March 31, 2006. Excluding these divested product lines, sales increased 14% on a year-over-year basis and orders increased 11%. Despite the sale of profitable product lines in March 2006, EBIT losses before special items were reduced year-over-year by $0.6 million.
Conference Call to Be Held at 10:00 AM (Eastern) Tomorrow
A conference call to discuss these results has been scheduled for 10:00 AM ET on Wednesday, April 4, 2007. The call can be accessed via webcast or via telephone by dialing (888) 396-2298 (US/Canada) or +1 (617) 847-8708 (outside US/Canada) and using access code 23154847. Webcast information and conference call materials will be made available on the Company’s website (www.robn.com, “Investor Information” section) prior to the start of the call. Telephonic replays will be available for one week by calling (888) 286-8010 (US/Canada) or +1 (617) 801-6888 (outside US/Canada) and using the access code 77260193.
About Robbins & Myers
Robbins & Myers, Inc. is a leading global supplier of highly-engineered, application-critical equipment and systems to the global energy, chemical, pharmaceutical and industrial markets.
In this release the Company refers to various non-GAAP measures, including net debt (total debt less cash), EBIT and EBITDA (earnings before interest, taxes, depreciation and amortization). The Company believes these measures are helpful to investors in assessing its performance. The reconciliation of EBIT to net income is presented in the condensed consolidated income statement below. The reconciliation of EBITDA and Adjusted EBITDA to net income is as follows:

	Second	Second	Trailing 12
	Quarter	Quarter	Months
	Ended	Ended	Ended
	February	February	February
(Millions)	28, 2007	28, 2006	28, 2007
Net income	$7.9	$1.2	$27.4
Interest expense	1.3	3.7	8.5
Income taxes	6.3	1.8	23.0
Depreciation and amortization	4.2	4.6	17.5

EBITDA	19.7	11.3	76.4
Special items:
Property/Product line sale gains	—	(1.8)	(13.6)
Goodwill impairment	—	—	9.2
Loss on the disposal of a product line as part of the Company’s restructuring program	1.1	—	—
Other restructuring costs	0.8	2.2	9.2

Adjusted EBITDA	$21.6	$11.7	$81.2

In addition to historical information, this release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in the Company’s Form 10-K, and Form 10-Q reports filed with the Securities and Exchange Commission and include, but are not limited to: a significant decline in capital expenditures in the specialty chemical and pharmaceutical industries; a major decline in oil and natural gas prices; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; the impacts of Sarbanes-Oxley section 404 procedures; work stoppages related to union negotiations; customer order cancellations; the ability of the Company to comply with the financial covenants and other provisions of its financing arrangements; the ability of the Company to realize the benefits of its restructuring program in its Romaco and Process Solutions Segments, including the receipt of cash proceeds from the sale of excess facilities; events or circumstances which result in an impairment of assets, including but not limited to, goodwill; the potential impact of U.S. and foreign legislation, government regulations, and other government action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; and general economic conditions that can affect demand in the process industries. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
     (Unaudited)

(in thousands)	February 28, 2007	August 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$40,051	$48,365
Accounts receivable	144,310	124,569
Inventories	110,141	94,990
Other current assets	7,576	6,260
Deferred taxes	10,177	9,937

Total Current Assets	312,255	284,121

Goodwill & Other Intangible Assets	275,108	273,834
Other Assets	14,477	14,381
Property, Plant & Equipment	127,062	127,030

	$728,902	$699,366

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$64,184	$62,749
Accrued expenses	102,336	102,327
Current portion of long-term debt	4,290	744

Total Current Liabilities	170,810	165,820

Long-Term Debt — Less Current Portion	103,282	104,787
Other Long-Term Liabilities	87,447	89,337
Shareholders’ Equity	367,363	339,422

	$728,902	$699,366

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
      (Unaudited)

	Three Months Ended				Six Months Ended
	February 28,		February 28,		February 28,		February 28,
(in thousands)	2007		2006		2007		2006
Sales
Fluid Management	$68,225		$57,803		$133,818		$110,259
Process Solutions	63,010		53,904		127,869		107,034
Romaco	31,263	(2)	38,290	(2)	55,244	(2)	71,663	(2)

Total	$162,498		$149,997		$316,931		$288,956

Income Before Interest and Income Taxes (EBIT)
Fluid Management	$17,216		$12,660		$32,425		$24,185
Process Solutions	4,639		1,398	(1)	16,152	(1)	3,307	(1)
Romaco	(2,300	) (2)	(2,419	) (2)	(5,272	) (2)	(36,069	) (2)
Corporate and Eliminations	(3,761)		(4,129)		(8,348)		(9,172)

Total	$15,794		$7,510		$34,957		$(17,749)

Depreciation and Amortization
Fluid Management	$1,712		$1,628		$3,418		$3,554
Process Solutions	1,614		1,635		3,208		3,356
Romaco	582		775		1,035		1,497
Corporate and Eliminations	260		534		516		783

Total	$4,168		$4,572		$8,177		$9,190

Orders
Fluid Management	$79,927		$63,836		$146,468		$113,748
Process Solutions	69,847		60,994		134,951		120,010
Romaco	33,389		42,040		63,672		79,478

Total	$183,163		$166,870		$345,091		$313,236

Backlog
Fluid Management	$45,950		$25,102		$45,950		$25,102
Process Solutions	95,514		70,082		95,514		70,082
Romaco	61,143		44,766		61,143		44,766

Total	$202,607		$139,950		$202,607		$139,950

(1)	The six month period ended February 28, 2007 includes a $5,036,000 gain on the sale of land and buildings. The three and six month periods ended February 28, 2006 include costs of $777,000 and $1,122,000, respectively, related to restructuring of our Process Solutions businesses and closure of an Edlon facility. The three and six month periods ended February 28, 2006 also include a gain of $1,800,000 related to the sale of land and buildings in China, and $385,000 of costs expected to be incurred at the conclusion of a facility lease.

(2)	The three month periods ended February 28, 2007 and 2006 include costs of $1,860,000 (including a $1,060,000 loss on the sale of an unprofitable product line) and $1,430,000, respectively, related to restructuring of our Romaco business. The costs of the Romaco restructuring included in the six month periods ended February 28, 2007 and 2006 were $2,457,000 and $1,903,000, respectively. The six month period ended February 28, 2006 also includes a $30,000,000 goodwill impairment charge. Ficsal 2006 also includes sales and EBIT of disposed businesses.

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
     (Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
(in thousands, except per share data)	2007	2006	2007	2006
Sales	$162,498	$149,997	$316,931	$288,956
Cost of sales	107,649	100,168	208,219	192,385

Gross profit	54,849	49,829	108,712	96,571
SG&A expenses	36,866	41,195	75,582	81,939
Amortization expense	329	702	752	1,141
Goodwill impairment charge	0	0	0	30,000
Other	1,860	422	(2,579)	1,240

Income (loss) before interest and income taxes	15,794	7,510	34,957	(17,749)
Interest expense	1,345	3,676	2,885	7,199

Income (loss) before income taxes and minority interest	14,449	3,834	32,072	(24,948)
Income tax expense	6,288	1,832	12,951	2,519
Minority interest	229	800	576	1,065

Net income (loss)	$7,932	$1,202	$18,545	$(28,532)

Net income (loss) per share:
Basic	$0.47	$0.08	$1.09	$(1.94)
Diluted	$0.46	$0.08	$1.09	$(1.94)

Weighted Average Common Shares Outstanding:
Basic	17,058	14,744	16,954	14,722
Diluted	17,166	16,537	17,043	16,517

Orders	$183,163	$166,870	$345,091	$313,236

Backlog	$202,607	$139,950	$202,607	$139,950

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit.